Exhibit 10(d)42

DECOMMISSIONING TRUST AGREEMENT

TRUST AGREEMENT made this 22nd day of December, 1997 by and between CAJUN ELECTRIC POWER COOPERATIVE, INC., an electric cooperative corporation organized under the laws of the State of Louisiana, having its principal place of business at Baton Rouge, Louisiana, appearing by and through Ralph R. Mabey, its Chapter 11 Trustee (hereinafter referred to as the "Settlor") and MELLON BANK, N.A., a banking association organized under the laws of the United States, having its principal place of business at Pittsburgh, Pennsylvania (hereinafter referred to as the "Trustee").

WHEREAS, the Settlor owns an undivided thirty percent (30%) interest in River Bend Nuclear Generating Unit I located in West Feliciana Parish, Louisiana ("River Bend") (the Settlor's interest in River Bend shall be referred to as the "Cajun River Bend Interest");

WHEREAS, the Settlor entered into that certain Nuclear Decommissioning Trust Fund Agreement, dated as of December 2, 1988, pursuant to which a trust (the "Existing Trust") was established for the purpose of discharging certain obligations of the Settlor with respect to the decommissioning of River Bend, and the Settlor now wishes to revoke the Existing Trust;

WHEREAS, the Settlor has entered into a settlement agreement (the "Settlement Agreement") with Entergy Gulf States, Inc. ("EGSI"), and the Rural Utilities Services of the United States Department of Agriculture ("RUS"), a copy of which is attached as Exhibit "A";

WHEREAS, the Settlement Agreement was approved by the United States Bankruptcy Court for the Middle District of Louisiana on August 26, 1996;

WHEREAS, in accordance with the Settlement Agreement, in satisfaction of the Settlor's obligation to decommission the Cajun River Bend Interest, the Settlor shall establish a trust for the payment of expenses in connection with decommissioning of the Cajun River Bend Interest, which trust shall be funded with $125,000,000 in 1995 dollars, including any remaining assets in the Existing Trust and shall transfer the Cajun River Bend Interest;

WHEREAS, pursuant to the Settlement Agreement and an order of the Nuclear Regulatory Commission, EGSI will assume the liability for decommissioning the Cajun River Bend Interest to the extent that such liability exceeds the assets of the trust established hereunder.

WHEREAS, pursuant to the Settlement Agreement approved by the Bankruptcy Court for the Middle District of Louisiana the Settlor is required to establish a separate trust for the holding of funds for the payment of the expense of decommissioning the Cajun River Bend Interest;

WHEREAS, the Settlor has selected the Trustee to be the trustee under this Agreement; and

WHEREAS, the Trustee is willing to act as trustee.

NOW, THEREFORE, in consideration of the mutual promises contained herein the Trustee agrees to have and to hold such assets and to invest and reinvest such assets and to pay or distribute as provided herein, IN TRUST, for the uses and purposes and upon the terms and conditions hereafter set forth:

    Definitions. As used in this Agreement, the following terms (regardless of whether defined in the plural or singular form) shall have the meanings provided below, unless the context requires otherwise:
      "Decommissioning" shall mean all actions taken to render the River Bend nuclear power plant permanently inactive, inoperable and free of radioactive materials. The term Decommissioning is intended to be comprehensive and include, without limitation, the entombment, decontamination, dismantlement, removal and disposal of structures, systems and components of the River Bend nuclear power plant in order to permanently cease the nuclear generation of electric energy, including all actions necessary to bring the plant site to "greenfield" status and any other item included in a study accepted and approved by regulatory authorities of competent jurisdiction as a basis for termination of operations under the license to own or operate River Bend. The term also includes preparation for decommissioning, such as engineering and other planning activities, and all associated activities to be performed after the actual dismantlement occurs such as physical security and radiation monitoring. The term also includes activities associated with spent fuel storage including the construction, operation and decommissioning of on-site storage facilities, disposal, storage, transfer, transportation and removal of low level waste, as well as future obligations with respect to decontamination and decommissioning of the Department of Energy's uranium enrichment facilities. Also included is the preparation of studies and supporting documentation required by regulatory authorities. The foregoing specification is not intended to form a basis for excluding any action or cost legitimately part of decommissioning and returning the site to "greenfield" status because of the failure to separately identify or to fall within a category specifically identified.
      "Engineer" shall mean the person designated pursuant to Section 5.1 hereof. Such person may be, but is not required to be, an employee of EGSI.
      "Engineer's Certificate" shall mean a written certificate issued pursuant to Section 5.1 hereof authorizing the Trustee to disburse funds from the Trust Fund for Nuclear Decommissioning Costs.
      "Investment Manager" shall mean initially Phoenix Duff & Phelps Investment Advisers as to fixed income investments and Mellon Bank, N.A., as to equity assets and any subsequent fiduciary:
        which either has or will be engaged in accordance with the provisions of Section 4.2, to manage, acquire or dispose of any asset of the Trust; and
        which is:
          a registered investment advisor under the Investment Advisers Act of 1940, or a bank, as defined in that Act, or
          an insurance company qualified to perform services described in (a) under the laws of more than one state; and
        which has acknowledged, in writing, that it is a fiduciary with respect to the Trust and has agreed to be bound by all of the terms and provisions of this Agreement.
      "Nuclear Decommissioning Costs" or "Decommissioning Costs" shall mean the funds expended to perform Decommissioning. The term includes expenditures (whether they are treated as capital items or expense items for regulatory, financial, or tax accounting purposes) for the purpose of Decommissioning River Bend.
      "Permitted Investments" shall mean any investments described in Section 4.3.
      "Trust" shall mean the Trust created by the Settlor pursuant to this Agreement.
      "Trust Fund" shall mean the fund created pursuant to Section 2 hereof.
    Establishment of Trust. The Settlor and the Trustee hereby establish the Trust located in the United States and independent of the Settlor, EGSI and RUS and their affiliates for the prudent expenditure of Nuclear Decommissioning Costs for the Cajun River Bend Interest and for administrative and incidental expenses including, but not limited to, Federal, state or local taxes, interest and penalties imposed on the income or assets of the Trust Fund. The Trust Fund created hereby shall be designated as the Trust Fund and may from time to time be referred to as the "Cajun River Bend Interest Decommissioning Trust."
    Revocability and Termination
      Revocation. The Trust created by this Trust Agreement is expressly declared irrevocable except as otherwise specifically provided in this Trust Agreement.
      Termination. This Trust Agreement shall terminate and shall be of no further force and effect upon the earlier to occur of:
        the completion of the Decommissioning of River Bend, as evidenced by an Engineer's Certificate that no further disbursements from the Trust will be requested due to such completion; or
        the expiration of twenty (20) years and six (6) months after the death of the last survivor of the officers of EGSI and its affiliates and each of their descendants who are living on the date of this Agreement.

    Upon termination of the Trust pursuant to Section 3.2(a), any amounts remaining in the Trust Fund after Decommissioning has been completed in excess of amounts actually expended for Decommissioning, less final Trust administration expenses and accrued Federal, state and local taxes with respect to the income and assets of the Trust Fund, shall be paid by the Trustee directly to RUS. Upon termination of the Trust pursuant to Section 3.2(b), any amounts remaining in the Trust Fund shall be distributed to EGSI or its successor in interest with respect to River Bend, which amounts shall be held in trust pursuant to a trust agreement with EGSI or its successor in interest and an independent trustee with substantially similar terms as set forth in this Agreement, to be used to pay for the Decommissioning of the Cajun River Bend Interest, and all amounts thereafter remaining after completion in excess of amounts actually expended, shall be paid to RUS. The Trustee hereby agrees to execute any and all documents as may be necessary to effect any transfer of Trust assets upon termination of the Trust as contemplated in this Section 3.2.

    Investments
      Trustee's Authority Concerning Investments. Subject to the provisions of Section 4.2 and 4.3, hereof, the Trustee shall invest the Trust Fund over the life of the Trust, giving consideration to liquidity, risk, diversification and other prudent investment objectives, and the Trustee shall not manage, control, use, sell, dispose of, or otherwise deal with the Trust Fund, except as expressly permitted by the terms of this Agreement. The Trustee shall allocate investments between fixed income assets and equity assets in accordance with instructions provided by EGSI and RUS, which Instructions may be based on the results of an appropriate investment allocation study. The Trustee must exercise the standard of care that a prudent investor (as described in Restatement (Third) of Trusts Section 227 (1992)) would use in the same circumstances. The Trustee and any employee or affiliate of the Trustee may serve as an Investment Manager.
      Investment Manager. The Trustee shall establish and maintain such separate accounts in accordance with the instructions of EGSI and RUS as EGSI and RUS deem necessary for the proper investment or administration of the Trust Fund, or as determined to be necessary by the Trustee. As to any such separate account, EGSI and RUS may designate to the Trustee that the assets allocated to such account shall be under the investment control of such Investment Manager as EGSI and RUS may determine. Such accounts shall be subject to the general terms of this Agreement, unless the Trustee is notified of a contrary intent by EGSI and RUS in writing.

      Upon the engagement of an Investment Manager by EGSI and RUS, they shall so notify the Trustee and instruct the Trustee in writing to separate into a separate account those assets as to which the Investment Manager has discretion and control. The Investment Manager shall designate in writing the person or persons who are to represent the Investment Manager in dealings with the Trustee. Upon the separation of the assets in accordance with the instructions of EGSI and RUS, the Trustee shall thereupon be relieved and released of all investment duties, responsibilities and liabilities normally and statutorily incident to a trustee as to such separate account, and, as to such separate account, the Trustee shall act as custodian. The Trustee shall be indemnified and held harmless from liability and expense incident to any act or failure to act by reason of the Trustee's reliance upon or compliance with instructions issued by any Investment Manager. With respect to the assets designated under the control of an Investment Manager, the Trustee shall take no action with respect to the discretionary investment powers provided in this Agreement without receipt of written directions of the Investment Manager. Unless specifically denied in writing, the Trustee, as custodian, may hold the assets of such separate account in the name of a nominee or nominees. Any indemnification due to any Investment Manager under this Agreement or under any Investment Management Agreement entered into between an Investment Manager and EGSI and RUS is payable out of, and only out of, the assets of the Trust.

        Should the Investment Manager at any time elect to place security transactions directly with a broker or dealer, the Trustee shall not recognize such transaction unless and until it has received instructions or confirmation of such fact from the Investment Manager. Should the Investment Manager direct the Trustee to utilize the services of any person with regard to the assets under its management or control, such instructions shall be in writing and shall specifically set forth the actions to be taken by the Trustee as to such services.
        In the event that an Investment Manager places security transactions directly or directs the utilization of services of any person, the Investment Manager shall be solely responsible for the acts of such persons. The sole duty of the Trustee as to such transactions shall be incident to its practices as custodian.

      EGSI and RUS shall designate from time to time in writing any specific portion of the Fund which shall be under the investment control of the Trustee. EGSI and RUS shall deliver written investment policies, objectives and guidelines to the Trustee from time to time with respect to that portion of the Fund under the investment control of the Trustee. Subject to the foregoing, the Trustee shall exercise its investment duties hereunder in accordance with such investment policies, objectives and guidelines, and the Trustee shall only have the duty to diversify that portion of the Fund under its investment control in accordance with such investment policies, objectives and guidelines.

      Permitted Investments. Subject to any other provision herein, the Trustee shall invest the assets of the Trust Fund in any and all kinds of domestic securities, including common and preferred stocks, bonds, debentures, notes, mortgages and options on property; in money market funds, commercial paper, repurchase agreements, United States Treasury obligations or those of any agencies of the United States government, state or local obligations, certificates of deposit, savings accounts, checking accounts, and any other cash investment medium; in investment trusts and in common trust funds; or in any other interest or investment medium, even though such investment would not be of a character authorized by applicable law but for this provision; provided, however, that no such investment or reinvestment may be made by the Trustee which would contravene the specifications of the regulatory authorities with jurisdiction over the Trust Fund, as set forth in writing to the Trustee, from time to time, by EGSI and RUS. Notwithstanding the provisions of this Agreement which place restrictions upon the actions of the Trustee or an Investment Manager, to the extent monies or other assets are utilized to acquire units of any collective trust, the terms of the collective trust indentures shall solely govern the investment duties, responsibilities and powers of the Trustee of such collective trust. EGSI and RUS expressly understand that any such collective fund may provide for the lending of its securities by the collective fund trustee and that such collective fund's trustee will receive compensation from such collective fund for the lending of securities that is separate from any compensation of the Trustee hereunder, or any compensation of the collective fund trustee for the management of such collective fund. Notwithstanding anything else in this Agreement to the contrary, including, without limitation, any specific or general power granted to the Trustee, including the power to invest in real property, no portion of the Fund shall be invested in real estate. For this purpose, "real estate" includes, but is not limited to, real property, leaseholds or mineral interests. Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs.
      Liability. So long as the Trustee complies with Section 4.1 above and fulfills its obligations set forth in Section 5 below, the Trustee shall not be liable for depreciation or loss incurred by reason of making the permitted investments set forth in Section 4.3.
      Additional Requirements. If and to the extent the Trustee is responsible for investment of assets comprising a part of this Trust, then the Trustee shall observe the following requirements.
            The interest earned on the corpus of this Trust shall become part of the trust corpus. The Trustee shall owe the same duties with regard to the interest earned on the corpus as are owed with regard to the corpus of this Trust.
            The Trustee shall have a continuing duty to review this Trust portfolio for compliance with investment guidelines and governing regulations.
            The Trustee shall not lend funds from the Trust to itself, its officers, or its directors.
            The Trustee shall not invest or reinvest the Trust Fund in instruments issued by the Trustee, except for time deposits, demand deposits, or money market accounts of the trustee. However, investments of this Trust may include mutual funds that contain securities issued by the Trustee if the securities of the Trustee constitute no more than five percent of the fair market value of the assets of such mutual funds at the time of the investment.
            It is intended that this Trust Agreement shall comply with all applicable requirements of the Nuclear Regulatory Commission.
    Disbursements by the Trustee.
      Nuclear Decommissioning Costs. Subject to the terms of Section 3.2 above, funds shall be paid out of the Trust Fund to fund the Nuclear Decommissioning Costs with respect to the Cajun River Bend interest, but only upon presentation to the Trustee and RUS by EGSI of an Engineer's Certificate, signed in the name of EGSI by any two of the following officers: its President, its Executive Vice President and General Manager, a Vice President, its Corporate Treasurer, or its Assistant Treasurer requesting payment of such funds and setting forth the following:
        a statement that River Bend is incurring Decommissioning Costs;
        a brief identification of the work performed or to be performed, services rendered or to be rendered, and materials and labor expended or to be expended in connection with the Decommissioning of River Bend which give rise to the costs for which payment is requested, and a statement that such services are Nuclear Decommissioning Costs as defined herein; and
        a statement that such costs have not theretofore been the subject of payment from the Trust Fund, and that such payment will not be in excess of thirty percent (30%) of such costs.

      RUS may object to such Engineer's Certificate by notifying the Trustee and EGSI in writing within ten (10) days of receipt of the Certificate by RUS. Such notice shall contain the name of an engineering consultant agreeable to RUS to render a decision with respect to the contested expenditure. If EGSI does not object to the named consultant by so notifying the Trustee and RUS in writing within ten (10) days of the date it receives notification of the RUS objection, that consultant shall render a decision regarding the contested expenditure. If EGSI does so object, its notification shall include the name of an engineering consultant agreeable to it. RUS can accept the consultant specified by EGSI by not notifying the Trustee and EGSI of its objection in writing within ten (10) days of its receipt of the EGSI notification, in which case, the consultant identified by EGSI shall render a decision regarding the contested expenditure. In the event that RUS objects to the consultant identified by EGSI, then the EGSI consultant and the RUS consultant shall select a third consultant agreeable to both and the three shall render a decision (on a majority basis) regarding the contested expenditure. In all cases, the decision of the consultant(s) shall be binding upon EGSI and RUS. The Trustee, upon receipt of an Engineer's Certificate, or any written notice from EGSI or RUS, pursuant to the provisions of this Agreement, covenants that it shall examine the same to determine whether the documents conform to the requirements hereof. The Trustee, acting in good faith, may rely as to the truth and correctness of statements contained in such conforming documents.

      Indemnity for Administrative Costs and Other Incidental Expenses. The Trustee shall pay from the Trust Fund all ordinary and necessary expenses including reasonable interest on advances to the Trust by the Trustee, at the direction of EGSI and RUS amounts necessary to indemnify Investment Managers pursuant to Investment Management Agreements entered into by EGSI and RUS in accordance with the provisions of section 4.2, legal, investment management, accounting and actuarial expenses incurred in connection with the operation of the Trust, including compensation as provided in Section 7 and Federal, state or local taxes, interest and penalties imposed on the Trust or on any other person with respect to the income or assets of the Trust Fund, to be measured by the difference between such other person's income tax liability with the impact of the Trust, and recalculated without the impact of the Trust. In the event that any liability is finally adjudicated to be due and payable to any taxing authority by any person (the "Distributee") with respect to the creation and/or funding of the Trust, the amount of such liability shall be distributed to the Distributee by the Trustee from the Trust Fund, provided, however, that the Distributee enters into an agreement with the Trustee under which the Distributee person agrees to refund to the Trust upon Decommissioning of River Bend (without interest) an amount equal to the Decommissioning Costs expended with respect to the Cajun River Bend Interest times the effective rate of taxation applicable at the time such tax liability is imposed, such amount not to exceed, in aggregate, the amount distributed to the Distributee by the Trustee. This agreement shall further provide that, if, as of the date of the receipt by the Trustee of an Engineer's Certificate evidencing completion of the Decommissioning of River Bend, the aggregate amount of the refunds paid by the Distributee to the Trust is less than the amount distributed by the Trust to the Distributee, then the Distributee shall make an additional payment to the Trust for the shortfall. Any indemnification due to the Trustee under this Trust Agreement is payable out of, and only out of, the assets of the Trust. Notwithstanding anything contained herein to the contrary, the Trustee shall hold back in reserve an amount sufficient to fund all administrative and incidental expenses (including taxes).
    Duties and Powers of the Trustee.
      Management and Disposition. The Trustee shall keep detailed and correct books of account using the accrual method of accounting with respect to the Trust Fund and investments and payments made hereunder, which shall at all reasonable times be open to inspection and audit by EGSI and RUS or by an auditor authorized by EGSI and RUS or by other appropriate regulatory authorities. Each mouth the Trustee shall furnish EGSI and RUS with a detailed monthly accounting showing the balance of assets in the Trust Fund at the beginning of the preceding month, all receipts and investment transactions and disbursements made during such month, and the balance of Trust Fund assets on hand at the end of such month. EGSI and RUS shall have the right to object to any of the Trustee's monthly accountings, and the Trustee shall promptly resolve any objections to the satisfaction of the objectant.
      Degree of Care. The Trustee shall receive, invest and disburse all monies received by it constituting part of the Trust Fund according to the terms of this Trust Agreement and, subject to the investment limitations contained in Section 4 above, the Trustee shall exercise the same degree of care and skill as is customarily exercised by similar institutions in the receipt and disbursement of money under similar circumstances. The Trustee in its individual capacity shall not be answerable or accountable under any circumstances, except for its willful misconduct or negligence, its failure to exercise the degree of care and skill in the receipt and disbursement of monies actually received by it as set forth in this Section 6.2, and any liabilities that may result from the inaccuracy of any representation or negligent breach of any covenant, representation or warranty made by the Trustee under or pursuant to this Agreement.
      Certain in Rights of Trustee. Except as otherwise provided in Section 6:
        The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
        Any request or direction of EGSI or RUS mentioned herein shall be sufficiently evidenced by a written consent, order or request signed in the name of EGSI by any two of the following officers: its President, its Executive Vice President and General Manager, a Vice President, its Corporate Treasurer or its Assistant Treasurer or in the name of RUS by its Administrator or its designee, and delivered to the Trustee. Whenever in the administration of this Trust the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon a certificate signed by any two of the following officers of EGSI: the President, the Executive Vice President and General Manager, a Vice President, the Corporate Treasurer or Assistant Treasurer or by the Administrator of RUS or its designee, and delivered to the Trustee.
        The Trustee may consult with counsel of the Trustee's choosing and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.
        Except as otherwise provided herein, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, or other paper or document.
        The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
        Except as otherwise specifically stated herein, the Trustee shall not be personally liable, in case of entry by it upon the Trust Fund, for debts contracted or liabilities or damages incurred in the management or operation of the Trust Fund.
      Tax Returns. The Trustee agrees to file timely tax returns for the Trust as a taxable trust and then to file a refund claim with respect to each return within the time period allowed by law. Such procedure shall be followed until a final determination regarding the tax status of the Trust is forthcoming from the Internal Revenue Service. The Trustee shall file timely all other tax or information returns (including, without limitation, estimated tax returns) relative to the Trust in compliance with all applicable statutory or regulatory requirements. All such returns shall be submitted to EGSI and RUS for review prior to filing and EGSI and RUS shall be entitled to participate in any proceeding before the Internal Revenue Service or other tax authority with respect to such returns or claims. Taxes of any kind relating to the Trust's income or assets, if any, whether imposed upon the Trust, the Settlor, EGSI or RUS shall be paid out of the Trust Fund.
      Representations as to Qualification. The Trustee represents and agrees that it is and shall remain wholly independent from EGSI and RUS and their affiliates, that it is organized under the laws of the United States, that it is and shall be authorized to exercise corporate trust powers under the laws of the United States and that it is and shall be authorized to accept the Trust imposed hereby and to perform the duties specified herein.
      Operational Powers of Trustee. The Trustee is authorized and empowered:
        to vote in person or by proxy any stocks, bonds or other securities held in the Trust Fund, without any obligation to inquire as to or follow the wishes of EGSI and RUS with respect to the voting of any such stocks, bonds or securities;
        to exercise any rights appurtenant to any such stocks, bonds or other securities for the conversion thereof into other stocks, bonds or securities, or to exercise rights or options to subscribe for or purchase additional stocks, bonds or other securities, and to make any and all necessary payments with respect to any such conversion or exercise, or to write covered call option contracts on any such stocks, bonds or other securities, or to engage in any transaction in other forms of options which are directly related to a covered call option contract which the Trust Fund has outstanding;
        to join in, dissent from or oppose the reorganization, revitalization, consolidation, sale or merger of corporations or properties of which the Trust Fund may hold stocks, bonds or other securities or in which it may be interested, upon such terms and conditions as deemed wise, to pay any expenses, assessments or subscriptions in connection therewith, and to accept any securities or property, whether or not trustees would be authorized to invest in such securities or property, which may be issued upon any such reorganization, recapitalization, consolidation, sale or merger and thereafter to hold the same, without any duty to sell;
        to make, execute, acknowledge and deliver any and all assignments, documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;
        to cause any investment, either in whole or in part, in the Trust Fund to be registered in, or transferred into, the Trustee's name or the names of a nominee or nominees, including but not limited to that of the Trustee or an affiliate of the Trustee, clearing corporation, or a depository, or in book entry form, or to retain any such investment unregistered or in a form permitting transfer by delivery, provided that the books and records of the Trustee shall at all times show that such investments are a part of the Fund; and to cause any such investment, or the evidence thereof, to be held by the Trustee, in a depository, in a clearing corporation, in book entry form, or by any other entity or in any other manner permitted by law; provided that the Trustee shall not be responsible for any losses resulting from the deposit or maintenance of securities or other property (in accordance with market practice, custom, or regulation) with any recognized foreign or domestic clearing facility, book-entry system, centralized custodial depository, or similar organization, and to purchase, enter, sell, hold, and generally deal in any manner in and with contracts for the immediate or future delivery of financial instruments of any issuer or of any other property; to grant, purchase, sell, exercise, permit to expire, permit to be held in escrow, and otherwise to acquire, dispose of, hold and generally deal in any manner with and in all forms of options in any combination;
        to collect income payable to and distributions due to the Trust and sign on behalf of the Trust any declarations, affidavits, certificates of ownership and other documents required to collect income and principal payments, including but not limited to, tax reclamations, rebates and other withheld amounts; provided that the Trustee shall not be responsible for the failure to receive payment of (or late payment of) distributions with respect to securities or other property of the Trust Fund;
        to generally take all action, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

      To the extent that an investment manager has been appointed over a portion of the assets, with regard to those assets, the discretionary investment powers described above shall be exercised by the Trustee upon the direction of such investment manager.

      Delegation of Duties and Powers. The Trustee is hereby authorized to delegate to other persons such ministerial powers and duties as the Trustee may deem advisable. The Trustee is also hereby authorized to employ attorneys, accountants, custodians, clerks, agents, consultants, engineers or employees as it shall deem advisable and to make reasonable payments to such firms and individuals as it shall deem appropriate for the implementation of the purposes of this Trust.
    Compensation. The Trustee shall be entitled to (a) compensation for its services as Trustee under this Trust Agreement under fee schedule A, attached hereto, and if the Trustee or an affiliate acts as Investment Manager, an additional fee as set forth in fee schedule B, attached hereto, or under such other written agreement as shall be arrived at from time to time by the Trustee and (b) reimbursement for all reasonable expenses and disbursements incurred by the Trustee in accordance with any provision hereof, including without limitation unusual expenses such as those indicated on the attached fee schedule.
    Successor Trustee.
      Resignation; Removal. The Trustee or any successor Trustee may resign at any time without cause by giving at least ninety (90) days' prior written notice to EGSI and RUS. EGSI and RUS may by written agreement at any time remove the Trustee without cause by giving at least sixty (60) days' prior written notice to the Trustee. EGSI and RUS shall immediately agree upon and appoint a successor Trustee by written instrument delivered to the appointee. If a successor Trustee shall not have been appointed within sixty (60) days after such notice of resignation or removal, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor Trustee to act until such time, if any, as a successor shall have been appointed as above provided. Any such successor Trustee so appointed by such court shall immediately and without further act be superseded by any successor Trustee appointed subsequently by EGSI and RUS as above provided.
      Execution of Instruments. Any successor Trustee, however appointed, shall execute and deliver to the predecessor Trustee an instrument accepting such appointment, and thereupon such successor Trustee, without further act, shall become vested with all the estates, properties, rights, powers, duties, and trusts of the predecessor Trustee in the Trust hereunder with like effect as if originally named the Trustee herein, but nevertheless, upon the written request of such successor Trustee, such predecessor Trustee shall execute and deliver an instrument transferring to such successor Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of such predecessor Trustee and such predecessor Trustee shall duly assign, transfer, deliver and pay over to such successor Trustee all monies or other property then held by such predecessor Trustee upon the trusts herein expressed. The predecessor Trustee shall execute and deliver such instruments as will effectively transfer to such successor Trustee all records and accounts in connection with any of the Trust's assets which the successor Trustee requests except those records required by law or regulation to be retained by the predecessor Trustee. Upon the appointment of a successor Trustee hereunder, the predecessor Trustee shall execute and deliver such instruments as will effectively transfer to such successor Trustee title to all assets which then constitute a part of the Trust Fund and EGSI and RUS shall execute and file or record any certificate of title or any other similar document as may be reasonably specified in such request.
      Effective Date. Any resignation or removal of the Trustee or of any successor Trustee shall be effective when all actions required to be taken under Section 8.2 hereof shall have been completed.
      Corporate Reorganization of Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation to which substantially all the corporate trust business of the Trustee may be transferred, shall be the Trustee under this Agreement without further act of any of the parties to this Agreement provided that such successor Trustee may lawfully act as Trustee of the Trust Fund.
    Miscellaneous.
      Amendments. This Agreement may not be amended except for administrative provisions (including those regarding the engagement of Investment Managers), governing law provisions or to comply with regulatory requirements upon written consent of EGSI, RUS and the Trustee; provided, however, that no amendment shall be inconsistent with any applicable governmental or judicial orders or other requirements applicable to the Trust and shall not increase the duties or obligations of the Trustee without its consent.
      Power to Convey. Any assignment, sale, transfer or other conveyance of any right or interest in the Trust Fund by the Trustee made pursuant to the terms of this Trust Agreement shall be binding and shall be effective to transfer or convey such right or interest. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such assignment, sale, transfer or conveyance or as to the application of any sale or other proceeds in respect thereof by the Trustee.
      Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices shall be in writing and shall be duly given if sent by telecopier and receipt acknowledged by the addressee, delivered by hand, or mailed by certified mail, postage prepaid and (1) if to the Trustee, addressed to it at One Mellon Bank Center, Room 3346, Pittsburgh, PA 15258-0001, Attention: Earl G. Kleckner, (ii) if to EGSI, addressed to it at P.O. Box 61000, New Orleans, LA 70161, Attention: Steven C. McNeal, (iii) if to RUS, addressed to it at ______ or (iv) to any other address subsequently specified in writing.
      Force Majeure. Notwithstanding anything else in this Agreement to the contrary, the Trustee shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Fund resulting from any event beyond the reasonable control of the Trustee, its agents or subcustodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizures or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Fund's property, or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event. This Section shall survive the termination of this Agreement.
      Severability. Any provisions of this Trust Agreement which are unenforceable under applicable law shall be ineffective to the extent of such disqualification or unenforceability without invalidating the remaining provisions hereof.
      Counterparts. This Trust Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
      Parties Bound. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the Trustee (in each case in the capacity noted herein) and the successors and assigns of the Trustee (in each case in such capacity), EGSI and RUS and their respective successors and assigns.
      Headings. The headings of the Sections are for convenience only and shall not define or limit any of the terms or provisions hereof.
      Governing Law. This Trust Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Texas, including all matters of construction, validity and performance.
      Effective Date. This Trust Agreement shall become effective as of the date shown on the first page hereof.
      Authority. The Settlor and the Trustee hereby each represent and warrant to the other that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind the Settlor and the Trustee to this Agreement.

IN WITNESS WHEREOF, the Settlor and the Trustee have caused this Agreement to be executed as of the day and year first above written.

WITNESS:	CAJUN ELECTRIC POWER COOPERATIVE, INC.
Settlor
/s/ Irene F. Deist
Irene F. Deist	By: /s/ Ralph R. Mabey
Title: Chapter 11 Trustee

WITNESS:	MELLON BANK
Trustee
/s/ Kay Christian
/s/ Jerome Grant	By: Earl Kleckner
Title: Vice President

State of Louisiana

Parish of Orleans

Personally came and appeared before me, the undersigned authority, in and for the jurisdiction aforesaid, Ralph R. Mabey, who acknowledged to me that he is Chapter 11 Trustee of Cajun Electric Power Cooperative, Inc. and that he signed and delivered the foregoing instrument on the day and year therein mentioned as the act and deed of said corporation, having first been duly authorized so to do.

Given under my hand and official seal on this the 22nd day of December, 1997.

NOTARY PUBLIC
Lynda C. Friedmann

My Commission Expires at My Death

STATE OF Pennsylvania

COUNTY OF Allegheny

Personally came and appeared before me, the undersigned authority, in and for the jurisdiction aforesaid, Earl Kleckner, who acknowledged to me that he is Vice President of Mellon Bank, N.A., and that he signed and delivered the foregoing instrument on the day and year therein mentioned as the act and deed of said corporation, having first been duly authorized so to do.

Given under my hand and official seal on this the 23rd day of December, 1997.

NOTARY PUBLIC
Denise A. Fuhrer

My Commission Expires December 3, 1996

Exhibit A

SETTLEMENT TERM SHEET

WHEREAS Cajun Electric Power Cooperative, Inc. (Cajun) operating through its Chapter 11 Trustee, Ralph R. Mabey (Trustee), Rural Utilities Service of the United States Department of Agriculture (RUS) and Gulf States Utilities (GSU) desire to resolve longstanding disputes and disagreements respecting various issues including operation and ownership of Cajun's undivided thirty per cent interest in the River Bend nuclear facility (the Cajun River Bend Interest), the Trustee and GSU desire to establish mutually favorable business relationships and Trustee, RUS and GSU desire to arrange for the transfer of certain specified assets, the Trustee, RUS and GSU agree to the terms and provisions set forth herein (the "Settlement"), recognizing that various of the components of these terms and provisions may require approvals of regulatory agencies to complete and may require more formal documentation to be executed at a closing of the Settlement in order to give full effect to the intentions of the parties set forth herein:

1. Disposition of River Bend

(a) On or before the closing of the Settlement, Cajun will set aside in a decommissioning trust fund or other appropriate vehicle the sum of $125,000,000 in 1995 dollars. This fund will be made up of Cajun's new contribution, and the amount in Cajun's existing decommissioning trust fund (the "Trust Fund"). The establishment of the Trust Fund, together with the transfer of the Cajun River Bend Interest as provided herein will absolve Cajun and any successor to assets, other than the Cajun River Bend Interest, now owned by Cajun (but not others who may succeed to the ownership of the Cajun River Bend Interest) of all responsibility for River Bend Decommissioning Costs as defined below.

"Decommissioning" means all actions taken to render the River Bend nuclear power plant permanently inactive, inoperable and free of radioactive materials. The term decommissioning is intended to be comprehensive and include, without limitation, the entombment, decontamination, dismantlement, removal and disposal of structures, systems and components of the River Bend nuclear power plant in order to permanently cease the nuclear generation of electric energy, including all actions necessary to bring the plant site to "greenfield" status and any other item included in a study accepted and approved by regulatory authorities of competent jurisdiction as a basis for the termination of operations under the license to own or operate River Bend. The term also includes preparation for decommissioning, such as engineering and other planning activities, and all associated activities to be performed after the actual dismantlement occurs, such as physical security and radiation monitoring. The term also includes activities associated with spent fuel storage, disposal, transfer, transportation and removal and low level waste storage as well as Cajun's future obligations with respect to decontamination and decommissioning of DOE's uranium enrichment facilities. Also included is the preparation of studies and supporting documentation required by regulatory authorities.

The foregoing specification is not intended to form a basis for excluding any action or cost legitimately part of decommissioning and returning the site to "greenfield" status because of the failure to separately identify or to fall within a category specifically identified.

"Decommissioning Costs" means the funds expended to perform Decommissioning. The term includes expenditures whether they are treated as capital items or expense items for regulatory, financial, or tax accounting purposes.

(b) The Trust Fund may be used only for the prudent expenditure of Decommissioning Costs for the Cajun River Bend Interest. If, upon the completion of Decommissioning of the River Bend plant, the Trust Fund, and such additional amounts as have been added to it as a result of the investment and management of funds included therein, is not exhausted by the prudent expenditure of Decommissioning Costs for the Cajun River Bend Interest, the remainder will be remitted to RUS.

(c) Upon the transfer of the Cajun River Bend Interest, Cajun shall deliver title thereto free and clear of all liens and encumbrances except those agreed to by the purchaser. In the event the Cajun River Bend Interest is transferred to RUS, its liens and encumbrances on the Cajun River Bend Interest shall be merged with the title which it obtains. In the event the Cajun River Bend Interest is transferred to any other person, RUS will release all of its liens and encumbrances on the Cajun River Bend Interest. The foregoing releases by RUS shall not be construed as a waiver or release of the portion of RUS's claims against Cajun which remain unsatisfied by the transfers of title for which provision is made herein. Notwithstanding RUS's release of liens on the Cajun River Bend Interest or the merger of title if the Cajun River Bend Interest is transferred to RUS, the amount of RUS's claims against Cajun shall be reduced only to the extent of RUS's receipt of proceeds from the sale of the Cajun River Bend Interest. If the Cajun River Bend Interest is transferred to GSU under paragraph 1(f) below, the amount of RUS's claims against Cajun shall not be reduced on account of the transfer of the Cajun River Bend Interest. The parties hereto agree that any disposition of the Cajun River Bend Interest under the Settlement shall be considered commercially reasonable.

(d) In the sole discretion of RUS, the Cajun River Bend Interest will be transferred under one of the two options or subparagraph (f) set forth below.

In connection with such transfers, Cajun will satisfy the obligation to fund the Trust Fund required by paragraph 1(a) and GSU will make available to all prospective purchasers records, personnel and facilities such that prospective purchasers can conduct an appropriate due diligence evaluation before making their bid. GSU may subject the examination of personnel, records and facilities to reasonable confidentiality and business requirements. RUS shall have substantial flexibility in exercising its discretion to arrange for the transfer of the Cajun River Bend Interest. In furtherance of that end, RUS's flexibility shall include, but shall not be limited to, negotiating with and selecting a prospective purchaser, being permitted to establish a reserve price which must be met before consummating a sale at auction, not being required to accept the highest bid received at an auction and taking title to the Cajun River Bend Interest itself for subsequent reconveyance.

Option 1

The Cajun River Bend Interest and Cajun's interest in River Bend fuel and spare parts will be sold, with net proceeds remitted to RUS. The purchaser will become obligated to fully comply with the Cajun NRC license requirements, all other applicable laws and regulations and the provisions of the River Bend JOPOA, as amended in the respects described in Exhibit No. 1, commencing with the date of the transfer of the Cajun River Bend Interest. The Big Cajun No. 2, Coal Unit #3 JOPOA will also be similarly amended, as may be required. All of Cajun's interest and obligations under the River Bend JOPOA, the NRC license and any recorded documents of transfer between GSU and Cajun relating to River Bend will be canceled and terminated as to Cajun and, subject to the provisions in this paragraph, will be assumed by the purchaser. As used herein, the obligations under the River Bend JOPOA for which a successor shall be obligated shall be limited to obligations for operations commencing with the closing of the Settlement and for fuel and spare parts purchased only after the closing of the Settlement and shall not include unfulfilled or unpaid obligations which Cajun incurred while it was still the owner. GSU may elect to become a bidder if RUS elects to conduct an auction under this option.

Option 2

The Cajun River Bend Interest and Cajun's interest in River Bend fuel and spare parts will be transferred to RUS which will become obligated to fully comply with the Cajun NRC license requirements, all other applicable laws and regulations and the provisions of the River Bend JOPOA, as amended in the respects described in Exhibit No. 1, commencing with the date of its succession to the Cajun River Bend Interest. The Big Cajun No. 2, Coal Unit #3 JOPOA will also be similarly amended, as may be required. All of Cajun's interest and obligations under the River Bend JOPOA, the NRC license and any recorded documents of transfer between GSU and Cajun relating to River Bend will be canceled and terminated as to Cajun and will be assumed by RUS. As used herein, the obligations under the River Bend JOPOA for which RUS shall be obligated shall be limited to obligations for operations commencing with the closing of the Settlement and for fuel and spare parts purchased only after the closing of the Settlement and shall not include unfulfilled or unpaid obligations which Cajun incurred while it was still the owner.

(e) RUS will receive from GSU and Cajun Cajun's share of all cash payments resulting from the litigation presently being conducted against General Electric in connection with claims alleging River Bend design defects. Cajun's share of all payments in kind and other non-cash consideration received or promised as a result of the litigation will be payable to the owner of the Cajun River Bend Interest at the time such payments in kind or other non-cash consideration become due.

The same allocation shall be made between RUS and a transferee of the Cajun River Bend Interest of refunds or other benefit related to the payment by Cajun to the U.S. Government to fund the decontaminating and decommissioning of DOE's uranium enrichment facilities.

(f) In the event that no offer is accepted by RUS under Option 1 above and in the further event that RUS elects not to become the transferee of the Cajun River Bend Interest under option 2 above, the Cajun River Bend Interest, together with Cajun's interest in River Bend fuel and spare parts, will be transferred to GSU with no payment by GSU to Cajun's estate or to RUS.

2. Transmission and Certain Other Issues

(a) Pursuant to existing FERC decisions, the claim due GSU for past transmission services under the CTOC credits and QTF Dockets amounts to $55,000,000 (the "Liquidated Transmission Debt"). The Liquidated Transmission Debt consists of $32,000,000 due under the QTF Docket and $23,000,000 due under the CTOC Credits Docket. GSU waives its right to collect the Liquidated Transmission Debt from Cajun.

(b) Cajun or Cajun's transferee or transferees of its generation assets will receive transmission services under Entergy's Network Service Tariff and Entergy's Transmission Service Tariff as of the later of (i) twelve months from the date of the Settlement or (ii) the date of the closing of the Settlement. Neither GSU nor Entergy will oppose the entitlement of Cajun or such transferee to service thereunder or its effectiveness at such date.

(c) All previous transmission agreements existing between Cajun and Entergy, GSU, LP&L or MP&L will be terminated upon the commencement of services described in paragraph 2(b) hereinabove. Cajun will use its best efforts to obtain agreement from its distribution coops to be bound by the terms and provisions of Entergy's Network Service Tariff, during the time they receive service over facilities to which such tariff is applicable.

(d) Cajun or its transferee under a plan of reorganization will retain ownership of its BC1 and BC2 Switchyards and its Through Bus facilities. Cajun will transfer to GSU its ownership of each of Transmission lines 745 and 746 (provided that Entergy's Network Service tariff and its Transmission Service tariff, under which Cajun receives service under subparagraph 2(b) above, make the continued ownership of the Transmission line or lines by Cajun or by the transferee of its generating assets unnecessary for Cajun or its transferee's provision of current or future services by reason of the benefits provided under the new tariffs), as of the later of (i) twelve months from the date of the Settlement or (ii) the date of the closing of the Settlement. Unless Transmission lines 745 and 746 are not transferred to GSU as set forth herein, Cajun will pay RUS an amount equal to the amount by which NRG Energy, Inc. and Zeigler Coal Holding Company reduce the amount of their bid for the purchase of Cajun's assets as a result of the transfer of Transmission lines 745 and 746 pursuant to the Settlement and RUS will release its liens on Transmission lines 745 and 746 upon such payment by Cajun.

3. Settlement of all Claims and Disputes

(a) Any and all claims of any nature or kind, whether or not now pending in Court, whether known or unknown, whether founded in law, equity or otherwise, whether or not already asserted for any and all acts or omissions between Cajun and GSU or Entergy, and between RUS and GSU or Entergy, will be dismissed with prejudice and released and satisfied in full, including, but not limited to, all claims for the River Bend litigation, the fraud and breach of contract case, the antitrust case, the nullity case and the service water litigation, and any claims of equitable subordination of RUS's rights, all pending cases before any regulatory agency or on appeal from any regulatory agency (such as the transmission cases before FERC, the merger appeals before FERC, the SEC and NRC and any and all other matters pending before any regulatory agency) and any and all other claims or disputes between the parties of any nature whatsoever, whether or not in litigation. (The foregoing does not include resolution of claims of RUS against Cajun that are not specifically identified as resolved in this paragraph.) Judgment will be rendered in favor of RUS in GSU's adversary proceeding asserting claims of equitable subordination of RUS's rights. Any and all claims Cajun may have against RUS for equitable subordination, whether known or unknown, will be released. Cajun will use its best efforts to obtain a waiver of all claims held by its members against GSU or Entergy under the nullity case, and against RUS.

(b) The preliminary injunction issued by the U.S. District Court in the service water litigation between GSU and Cajun shall continue in full force and effect until the closing of the Settlement and upon such date, all funds paid and to be paid into the Registry of the Court pursuant to said injunction shall be paid over to GSU, together with all interest earned thereon.

4. Approvals

The Settlement is subject to the approval of (1) all regulatory agencies having jurisdiction over the subject matter; (2) the bankruptcy court; (3) the Entergy Board of Directors; (4) the United States of America on behalf of RUS.

The parties intend to give effect to and to close the Settlement irrespective of the confirmation or lack of confirmation of a plan of reorganization of Cajun. The parties will use their best efforts promptly to obtain all required approvals and to close the Settlement. The structure of the Settlement may be modified based upon tax or regulatory advice received by a party provided the modification does not adversely affect another party.

The Settlement shall close no later than June 1, 1997, unless the parties otherwise agree.

This Settlement is dated as of May 1, 1996.

Seen and Agreed this 9th day of May, 1996

/s/ Ralph R. Mabey

Cajun Electric Power Cooperative, Inc.
through its Chapter 11 Trustee,
Ralph R. Mabey

Seen and Agreed this 26th day of April, 1996

/s/ Michael G. Thompson

Entergy Corporation and Gulf States Utilities
by Michael G. Thompson
Senior Vice President & General Counsel

Recommended for Adoption by Rural Utilities Service this 2nd day of May, 1996.

/s/ Larry A. Belluzo

Larry A. Belluzzo
Program Advisor

EXHIBIT NO. 1

RIVER BEND JOPOA - AMENDMENT CONSIDERATIONS

New owner(s) of River Bend may wish to amend the JOPOA as follows:

a. Section 1.6 Administrative General Charges

Section should be revised to specifically spell out definition and method of calculating GSU's A&G "add ons."

b. Section 4.2 GSU Accepts Appointment of Agent

Needs a mutual agreeable definition of "Good Utility Practice."

c. Section 6.5 "Damage or Destruction"

Needs better definition as to a minority owner's right not to take part in any major capital addition whether it is part of a replacement of damaged equipment or expansion of capacity.

d. Section 8.5.1. Method of Billing and Payment

The current section has been modified by mutual agreement as follows:

1. The right to include a contingency amount to the estimated bill has been dropped.

2. The current estimated monthly bill with a two month true up. Both sides have agreed to use prime rate for interest either charged or credited. These changes should be carried to a new owner.

e. Article 10 - Default: Defaulting

Party should have input in advance as to where the power is being sold and the price for power being sold. Also the power should be able to be sold for a 6 to 9 month period. Current sale period is 90 days which can limit value received.

A non-defaulting party which pays a defaulting party's costs should have additional protection.

f. Budget Review and Input - The Current JOPOA

Does not contain any language on budget formulation or forecasts. We suggest a new section calling for the owners to jointly review the budget formation process and forecast process. This would prevent misunderstanding over the plant's needs.

Provide minority owner with adequate and reasonable safeguards against excessive capital expenditures.

Parties should have access to additional information on fuel and transportation costs.

Schedule A

FEE SCHEDULE OF MELLON BANK FOR TRUSTEE SERVICES
for
CAJUN RIVER BEND INTEREST DECOMMISSIONING TRUST FUND

Asset Fee*:

.05 of 1% (.00050) per annum on the first $25 million
..02 of 1% (.00020) per annum on the next $25 million
..01 of 1% (.00010) per annum on the next $100 million
..0075 of 1% (.000075) per annum thereafter

Account Fee:

$3,500 per investment account per annum
$500 per sub-account per annum

Security Transaction Fee:

$18 per transaction

Cash Sweep Fee

.12 of 1%(.00120) per annum based on daily balances

Non-Periodic Disbursements:

$8.00 per payee plus postage

Performance Measurement Fee:

** $5,000 annual base fee plus:
$1,000 per measured account

Tax Reporting:

$165 per hour

 * For calculation purposes the assets of this fund will be combined with the assets of all Entergy decommissioning funds

** One annual base fee covers this fund and all Entergy decommissioning funds